For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE

              FIRST KEYSTONE ANNOUNCES 6.4% INCREASE
                    IN FOURTH QUARTER EARNINGS

Berwick, Pennsylvania - JANUARY 31, 2008 - First Keystone Corporation (OTC BB: FKYS), parent company of First Keystone National Bank, reported net income of $1,768,000 or $.35 per share for the quarter ending December 31, 2007, as compared to $1,662,000 for the fourth quarter of 2006, an increase of 6.4%. For the year ending December 31, 2007, net income was $6,127,000 as compared to $6,190,000 for the same period in 2006, a decrease of 1.0%.

Cash dividends per share amounted to $.88 for year ending December 31, 2007, an increase of 3.5% from the $.85 paid in 2006. Return on assets and return on equity were 1.09% and 10.48%, respectively, for the year ending December 31, 2007. Earnings reflect the acquisition of Pocono Community Bank, Stroudsburg, Pennsylvania, which closed as of November 1, 2007.

Total assets and deposits increased to $681,207,000 and $493,033,000 as of December 31, 2007, an increase of 29.5% and 28.4%, respectively, over year end 2006. Loans, net of unearned income, increased 49.6% to $376,603,000 as of December 31, 2007.

First Keystone National Bank, an independently owned community bank since 1864, presently operates 14 full service offices in Columbia (5), Luzerne (4), Montour (1), and Monroe (4) Counties providing banking and trust services. In Monroe County, the Bank trades as Pocono Community Bank, a division of First Keystone National Bank.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: RBC Dain Rauscher, 800-223-
      4207; Legg Mason Wood Walker, Inc., 800-888-6673; Janney Montgomery Scott, Inc., 800-526-6397; Ferris, Baker, Watts, Inc., 800-638-7411; Ryan, Beck and Company, 800-223-8969; and Boenning & Scattergood, Inc., 800-883-8383.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone National Bank or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570-752-3671, extension 172.




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